Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Stuart Davis	Stephen Hughes
Vice President & Director, Investor Relations	Senior Vice President and CFO
703.502.7731	703.227.7010
Stuart_Davis@sra.com	Steve_Hughes@sra.com

SRA Appoints Two Additional Directors,

Gail R. Wilensky and Renato A. DiPentima

Fairfax, Virginia, December 23, 2005 — SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, today announced that Gail R. Wilensky and Renato A. DiPentima have been appointed to the company’s Board of Directors.

Gail Wilensky is an economist and a Senior Fellow at Project HOPE (an international health education foundation). She analyzes and develops policies relating to health care reform and changes in the health care environment. Dr. Wilensky is a commissioner in the World Health Organization Commission on the Social Determinants of Health. She is an elected member of the Institute of Medicine and is on its Governing Council; IOM is part of The National Academies of Science and Engineering. Dr. Wilensky is also Vice Chair of the Maryland Health Care Commission, and a trustee of the Combined Benefits Fund of the United Mineworkers of America, the American Heart Association, and the National Opinion Research Center. She is an advisor to the Robert Wood Johnson Foundation and the Commonwealth Fund, immediate past chair of the Board of Directors of Academy Health, and a director on several corporate boards.

From 1990 to 1992, Dr. Wilensky was the Administrator of the Health Care Financing Administration, directing the Medicare and Medicaid programs. From 1992 to 1993 she served as Deputy Assistant to President Bush for Policy Development, advising him on health and welfare issues.

From 1997 to 2001, she chaired the Medicare Payment Advisory Commission, which advises Congress on payment and other issues relating to Medicare; and from 1995 to 1997, she chaired the Physician Payment Review Commission. From 2001 to 2003, she co-chaired the President’s Task Force to Improve Health Care Delivery for Our Nation’s Veterans, which included health care for both veterans and military retirees.

Renato DiPentima is the President and Chief Executive Officer of SRA International, Inc. Prior to assuming this position in January of 2005, he served as President and Chief Operating Officer. He was initially an SRA Vice President and Chief Information Officer.

Before joining SRA in 1995, Dr. DiPentima was deputy commissioner for systems at the Social Security Administration, overseeing all information processing, data, and voice communications systems. He chaired the Federal Information Technology Acquisition Improvement team as part of the President’s National Performance Review initiatives. He also chaired the Industry Advisory Council CIO task force, making recommendations to the Federal CIO Council on the role and responsibility of the new federal CIO.

- more -

SRA International, Inc., Corporate Headquarters: 4300 Fair Lakes Court, Fairfax, Virginia 22033

Phone 703.803.1500  Fax 703.803.1509  www.sra.com

Dr. DiPentima is on the following boards: McData Corporation, the Information Technology Association of America, and the Northern Virginia Technology Council. He is a Principal on the Council for Excellence in Government and a Fellow of the National Academy of Social Insurance.

Dr. DiPentima received two presidential rank awards (distinguished and meritorious service). He was selected by Government Computer News as the Industry Executive of the Year in 2000 and the Government Executive of the Year in 1993, and was honored as Executive of the Year by the Federation of Government Information Processing Councils in 1995. In 2003, Dr. DiPentima was selected by Federal Computer Week to the Federal 100 for a fifth time, and he also won its prestigious Eagle Award as Industry Executive of the Year. Also in 2003, he was recognized as the Industry Executive of the Year by the Federal CIO Council.

Ernst Volgenau, SRA Chairman, said, “We are very pleased to have Dr. Wilensky and Dr. DiPentima on the SRA Board. Dr. Wilensky has extensive health care policy experience which is an area of growing importance. Dr. DiPentima brings extensive business and government experience to the Board.”

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions – including strategic consulting; systems design, development, and integration; and outsourcing and managed services – to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for text and data mining, enterprise architecture, contingency and disaster response planning, information assurance, environmental strategies, enterprise systems management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for six consecutive years. In 2005, BusinessWeek selected SRA as one of its “Hot Growth” companies and as an Info Tech 100 Company. The Company’s 4,800 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 filed with the Securities and Exchange Commission (SEC) on September 13, 2005. In addition, the forward-looking statements included in this press release represent our views as of December 23, 2005. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to December 23, 2005.

# # #